EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Annual Report on Form 10-K of our firm’s audit report dated 16 February 2010 relating to the consolidated financial statements of Fresh Harvest Products, Inc. for the years ended 31 October 2009 and 2008 and for the years then ended.

/s/ Conner & Associates, PC
Conner & Associates, PC
Newtown, Pennsylvania
16 February 2010